SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

DYNACQ HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

not applicable
(Name of Person(s) Filing Information statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: __________

	(2)	Aggregate number of securities to which transaction applies: __________

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$_____ per share as determined under Rule 0-11(c)1 under the Exchange Act.

	(4)	Proposed maximum aggregate value of transaction: $____________

	(5)	Total fee paid: $__________

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

DYNACQ HEALTHCARE, INC.

10304 Interstate 10 East, Suite 369

Houston, Texas 77029

                    , 2007

Dear Shareholder:

This information statement is being furnished to the shareholders of Dynacq Healthcare, Inc. (the “Company” or “Dynacq”) to inform them of action taken by consent of its majority shareholder in lieu of holding a Special Meeting of Shareholders. The information statement is being sent in connection with the future transfer of all of the Company’s domestic assets to a newly formed, wholly owned subsidiary corporation, Surgery Specialty Hospitals of America, Inc. (“SSHA”), and the distribution of the stock of SSHA to the shareholders of Dynacq pursuant to the terms and conditions of an Distribution Agreement with SSHA. The transfer of assets to SSHA and distribution of stock to Dynacq shareholders will be pursuant to the terms and conditions of a Distribution Agreement, and are generally referred to in this information statement as the “Spinoff”.

On August 10, 2007, Dynacq’s Board of Directors determined that it would be in the best interests of the shareholders to separate the domestic operations of the Company from its investment in the DeAn Joint Venture. The DeAn Joint Venture is a joint venture project between Dynacq and the People’s Republic of China to design, construct, own and operate Shanghai DeAn Hospital in Shanghai, China, generally referred to as the “China Project”. Management believes the separation of those operations into two distinct public companies will enhance the ability of the Company to obtain financing for the China Project, while allowing the domestic operations to continue without the financial commitments to and significant risks associated with the construction and operation of a new hospital in a foreign country. The Spinoff will be accomplished by transferring all the assets of the Company except for its investment in the China Project into a new corporation, SSHA, and then distributing all the shares of SSHA to the current shareholders of Dynacq as a dividend. Dynacq will continue to own the interest in the China Project, will receive $5.5 million from SSHA to fund its operations over a five year term, and will seek additional financing to fulfill its obligations under the DeAn Joint Venture Agreement and to complete the construction and operation of the China Project.

Under the corporate laws of the state of the Company’s incorporation, the approval of the holders of a majority of the shares of Company common stock outstanding is required for the Spinoff to occur. Mr. Chiu M. Chan, who beneficially owns or controls 8,603,131 shares of Dynacq’s common stock, or over 54% of the Company’s voting power, gave his written consent to the Spinoff on                     , 2007. WE ARE NOT SOLICITING YOUR PROXY BECAUSE THE REQUIRED SHAREHOLDER APPROVAL OF THE SPINOFF HAS ALREADY BEEN OBTAINED. NO ACTION ON YOUR PART IS REQUIRED OR REQUESTED.

This information statement is first being sent on or about                     , 2007 to Dynacq shareholders of record on                     , 2007 (the “Record Date”) in lieu of a special meeting of shareholders. The transfer of assets to SSHA is contemplated to take place as soon as practicable after                     , 2007 [20 calendar days after the mailing of the Information Statement] (the “Effective Date”) and the distribution of SSHA shares is expected to take place approximately ten calendar days thereafter (the “Distribution Date”). For each share of Dynacq common stock you own on the Record Date, you will receive one share of SSHA common stock on the Distribution Date.

If the Spinoff was not approved by written consent, the Company would have been required to hold a special stockholders’ meeting for the specific purpose of approving the Spinoff. The elimination of the need for a special meeting of stockholders to ratify or approve the Spinoff is authorized by the Nevada Revised Statutes and Dynacq’s bylaws, which provide that the written consent of stockholders holding at least a majority of the voting power may be substituted for a special meeting. In order to eliminate the costs and management time involved in holding a special meeting and in order to consummate the Spinoff as early as possible, the Board of Directors of Dynacq voted to utilize the written consent of the stockholder holding a majority of the voting power of Dynacq. Dynacq is distributing this information statement to its stockholders in full satisfaction of the notice requirements under Nevada law.

This information statement provides you with detailed information about Dynacq and the Spinoff. We are enthusiastic about the Spinoff and the impending separate public status of our domestic operations and our foreign investment. We encourage you to read this document carefully to learn more about SSHA, the Spinoff and our future plans.

Sincerely,

Chiu M. Chan,
Chief Executive Officer and President

To simplify the language in this information statement, references to “we”, “us”, “our”, “SSHA” or the “Company” refer to Dynacq Healthcare, Inc. The term “affiliates” means direct and indirect subsidiaries of Dynacq and partnerships and joint ventures in which subsidiaries are general or limited partners or members.

SUMMARY

The following summary of the Spinoff highlights selected information from this information statement and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents that we refer to in this information statement. These documents will give you a more complete description of the Spinoff and related transactions.

Introduction

To provide you with a better understanding of the Spinoff and the operations of each of the companies after the consummation of the Spinoff, we have highlighted information within this Summary and have included cross-references in the Summary to other portions of the document to help you find more detailed information. We encourage you to read the entire document.

Corporation Making the Spinoff	Dynacq Healthcare, Inc., a Nevada corporation (“Dynacq”)

Spinoff Corporation and Business	Surgery Specialty Hospitals of America, Inc., a Nevada corporation (“SSHA”), a newly created wholly owned subsidiary of Dynacq. The U.S. based assets, operations and business of Dynacq will be transferred to SSHA in the Spinoff.

Business Retained by Dynacq	Dynacq will retain its unique, non-exclusive hospital license to operate and own majority controlling interests in hospitals throughout China, and interest in the DeAn Joint Venture for the construction, development and operation of a hospital in Shanghai, China.

Primary Purposes of the Spinoff	To enhance the ability of the Company to obtain financing for the China Project, while allowing the domestic operations to operate without the financial commitments to and risks associated with the construction and operation of a new hospital in a foreign country.

Share Distribution Ratio	Each Dynacq shareholder will receive one share of SSHA common stock for every share of Dynacq common stock held on the Record Date.

Trading in SSHA stock	SSHA shares will likely initially be quoted on the “pink sheets” of the National Quotation Service Bureau or on the Over-the-Counter Bulletin Board (“OTCBB”).

Trading in Dynacq stock	Dynacq shares are currently traded on NASDAQ but may, as a result of the Spinoff, fail to satisfy the requirements for continued listing on that market. In that case, the shares would be delisted and be quoted in the pink sheets or on the OTCBB.

Record Date	Shareholders of Dynacq at the close of business on _________, 2007 will be entitled to receive SSHA shares in the Spinoff.

Effective Date	The Spinoff is contemplated to be effective on _________, 2007.

Distribution Date	Certificates representing ___________ shares of SSHA stock will be mailed to Dynacq shareholders on or about ________, 2007.

Distribution Agent	American Stock Trust and Transfer.

Tax consequences	Dynacq believes that the Spinoff should be treated as a non-taxable transaction for Dynacq and its shareholders. Dynacq has not applied, and does not intend to apply, for a ruling from the Internal Revenue Service to such effect. See “The Spinoff – Certain Federal Income Tax Consequences.”

Sources of Capital for Dynacq	SSHA will pay to Dynacq $5.5 million over five years in an interest bearing, unsecured note (the “Note”). In addition, Dynacq plans to secure a construction loan for the China Project and to raise capital through the public or private offering of equity.

Relationship between the companies after the Spinoff	Following the Spinoff, Dynacq and SSHA will be operated as independent public companies, except that they will have the same chief executive officer, chief financial officer and board of directors and will share office space, management information systems, accounting and financial services and other employee services. SSHA will issue a five year $5.5 million Note to Dynacq.

Risk Factors	Shareholders should carefully consider the matters discussed in the section entitled “Risk Factors”.

Questions and Answers About the Spinoff

WHY IS DYNACQ DIVIDING INTO TWO SEPARATE PUBLIC COMPANIES AT THIS TIME?

The Board believes that the Spinoff is necessary at this time because of the conflict between the growing need for capital contributions to the DeAn Joint Venture and the need to retain capital for the Company’s acute care hospital operations located in the U.S. The Company has received expressions of interest from potential investors in China that lead it to conclude that its efforts to raise capital from outside sources to fund the DeAn Joint Venture would be more successful if the China Project were in a corporation separate from the domestic operations of the Company.

WHAT ARE THE MATERIAL ADVANTAGES AND DISADVANTAGES OF THE SPINOFF?

Advantages:

•	Dynacq expects to have better access to capital markets and therefore would be more likely to obtain funding for the China Project.

•	The domestic operations would be allowed to operate without the financial drain of a substantial investment in the China Project.

•	The separation of the foreign and domestic businesses will allow each to develop separately without the risks of the other impeding its ability to succeed.

•	We believe the future potential of the China Project exceeds the prospects of our current domestic business, which may result in an increase in the value of your investment in our Company.

•	The Spinoff will allow you to maintain your equity interest in both our current domestic business and the foreign investment in the China Project.

•	Following the Spinoff, the financial markets will be able to focus on the individual strengths of each company and more accurately evaluate the performance and prospects of each.

Disadvantages (see “Risk Factors”):

•	If we are unable to obtain funding for the China Project, or if the China Project is not successful, your investment in our Company will decrease in value.

•

The shares of stock of SSHA may not be listed for trading on NASDAQ, and it is possible that the shares of stock of Dynacq may be delisted from NASDAQ for failure to satisfy the continued listing requirements. As a result, both companies’ stock could be quoted on the pink sheets or the OTCBB. This may result in a serious short term reduction in your ability to sell your stock or to sell it at a favorable price.

•

Both companies will have the same executive officers and directors and share common employee services and offices. As each of the companies goes forward with its business plan and the companies no longer have substantially the same shareholders, the officers and directors will increasingly be subject to conflicts of interest, potential conflicts in their fiduciary or other duties and conflicts as to allocation of their respective time and talents to the needs of each of the companies. Such conflicts may result in the need for separate Boards of Directors and officers and the services of one or more of such officers and directors not being available to one or both companies.

•	The costs of being a public company are very expensive. By reason of the Spinoff, the combined costs of the companies’ filings with the SEC will immediately increase substantially.

•	The balance sheet of SSHA will reflect a reduction in assets by $9 million in property and equipment in the DeAn Joint Venture and an increase in liabilities by $5.5 million in the Note to Dynacq.

WHEN WILL THE DISTRIBUTION OF SSHA STOCK OCCUR?

We contemplate consummating the Spinoff as soon as practicable following the expiration of twenty calendar days after the mailing of this information statement and distributing the shares of SSHA within ten calendar days thereafter.

IS THE SPINOFF TAXABLE FOR U.S. TAX PURPOSES?

We believe that the Spinoff will be tax-free to Dynacq and its shareholders, although we have not applied, and do not intend to apply, for a ruling from the Internal Revenue Service to such effect. In                 of 2007, we will send a letter to shareholders that will explain the way to allocate tax basis between the Dynacq stock and the SSHA stock distributed in the Spinoff. The allocation will be based upon average trading values for the stock of each company as of                 , 2007. See “Certain Federal Income Tax Consequences” for more detail.

WILL DYNACQ AND SSHA BE RELATED IN ANY WAY AFTER THE SPINOFF?

Dynacq will no longer own any SSHA common stock after the Spinoff, but both companies will have common Board members and executive officers for the foreseeable future. The companies have agreed to share certain services like office space, management information systems, accounting, financial and other employee services and to allocate to Dynacq $5.5 million which SSHA will pay over a five year period in an interest bearing, unsecured Note.

WHAT ARE THE TERMS OF THE TRANSFER OF DOMESTIC OPERATIONS TO SSHA?

Both companies have entered into a Distribution Agreement which provides for the transfer of all the assets and assumption of all of the liabilities of Dynacq, except for those related to its interest in the DeAn Joint Venture, to SSHA. The consummation of the transfer will take place on the Effective Date unless terminated by either party because a material adverse change has occurred in the financial condition of a party which, in the opinion of the Board of Directors of Dynacq, would make the consummation of the Spinoff inadvisable.

HOW WILL MY RIGHTS AS A SHAREHOLDER OF SSHA DIFFER FROM MY RIGHTS AS A SHAREHOLDER OF DYNACQ?

There are no substantive differences between the rights of a shareholder in the companies. The Articles of Incorporation and Bylaws of SSHA are essentially identical to those of Dynacq. The material differences are in the assets and operations of each company.

WHAT EFFECTS WILL THE SPINOFF HAVE ON DYNACQ’S CURRENT BUSINESS?

For the foreseeable future, the current business of Dynacq will continue to be operated in SSHA, with the only material changes being its corporate name, the elimination of its investment in and obligations to the China Project, and the payment of the Note. Ultimately, it is likely that each of the companies may be required to have different management, directors, offices and employees who are currently shared.

WHAT WILL THE BUSINESS OF DYNACQ CONSIST OF?

Dynacq will retain its interest in the DeAn Joint Venture and will focus its efforts on raising money to fund its capital commitments under the Joint Venture Agreement. Our only cash flow prior to the China Project becoming operational will be from the Note, and we are unable to predict when the China Project might become operational or to provide assurances that it will occur.

WILL DYNACQ’S COMMON STOCK CONTINUE TO BE QUOTED ON THE NASDAQ?

The Spinoff may result in the receipt of notification of Dynacq’s failure to meet certain of the requirements for continued listing of its shares on NASDAQ. Unless we are able to comply with the requirements for continued listing within the time period allowed by NASDAQ, our stock would be delisted from NASDAQ and thereafter quoted on the pink sheets or the OTCBB.

WHAT DO I HAVE TO DO TO PARTICIPATE IN THE SPINOFF?

Nothing. No proxy or vote is necessary for the Spinoff to become effective. If you own Dynacq Stock as of the close of business on                 , 2007, new certificates for SSHA stock will be mailed to you or credited to your brokerage account on or around                 , 2007.

ARE DISSENTERS’ RIGHTS AVAILABLE?

No. Under Nevada law a stockholder is entitled to dissent from, and obtain cash payment for the fair value of his or her shares in, a sale of substantially all the assets of a company only if the Articles of Incorporation, Bylaws or a resolution of the Board of Directors of that company provides that stockholders are entitled to dissent and obtain payment for their shares. No such provisions exist or action has been taken with respect to the Company, so stockholders do not have the right to exercise dissenters’ rights of appraisal.

WHO CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

If you have any questions regarding the matters discussed in this information statement or if you would like additional copies of this information statement, you should call Philip Chan at Dynacq’s corporate offices at (713) 378-2000.

Our Preparations for the Spinoff

ORGANIZATION OF SSHA	SSHA has been organized as a new corporation under the laws of the state of Nevada with basically the same organizational documents as Dynacq.

BOARD APPOINTMENTS	Each of the current directors of Dynacq has agreed to serve on the Board of Directors of SSHA and to continue to serve on the Board of Directors of Dynacq.

SENIOR MANAGEMENT APPOINTMENTS	The chief executive officer and the chief financial officer of Dynacq have agreed also to serve in those positions with SSHA.

ASSUMED CREDIT FACILITY	SSHA has obtained the consent of Merrill Lynch Capital Markets for SSHA to assume the Credit Facility currently held by Dynacq.

SHARED SERVICES	The companies have agreed to allocate the cost of shared services such as office space, management information systems, financial and accounting services, and other employee services.

Summary Selected Historical Consolidated Financial Data

	Nine months ended		Year ended
	May 31, 2007	May 31, 2006	August 31, 2006	August 31, 2005	August 31, 2004	August 31, 2003	August 31, 2002
	(In thousands, except per common share amounts)
	(Unaudited)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Patient Service Revenues	$31,846	$25,844	$35,989	$41,618	$39,234	$76,030	$62,216
Operating Income (Loss)	1,941	(2,073)	(3,967)	(2,980)	(5,632)	35,625	25,755
Net Income (Loss)	573	(4,668)	(5,936)	(5,137)	(1,608)	20,887	14,829
Basic income (loss) per share	0.04	(0.31)	(0.39)	(0.35)	(0.11)	1.40	1.01
CONSOLIDATED BALANCE SHEET DATA
Working capital	3,030	215	2,905	7,210	14,566	11,831	20,846
Total assets	74,321	70,060	71,273	72,458	83,142	88,137	53,926
Current liabilities	17,948	14,688	16,397	12,231	17,664	20,030	4,359
Stockholders’ equity	54,962	54,709	54,219	58,718	63,211	64,787	46,493

Summary Selected Pro Forma Consolidated Financial Data for SSHA

	Nine months ended		Year ended
	May 31, 2007	May 31, 2006	August 31, 2006	August 31, 2005	August 31, 2004
	(In thousands, except per common share amounts)
	(unaudited)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Patient Service Revenues	$31,846	$25,844	$35,989	$41,618	$39,234
Operating Income (Loss)	2,445	(1,996)	(3,871)	(2,919)	(5,632)
Net Income (Loss)	1,063	(4,599)	(5,852)	(5,075)	(1,608)
Basic income (loss) per share	0.07	(0.31)	(0.39)	(0.34)	(0.11)
PRO FORMA CONSOLIDATED BALANCE SHEET DATA
Working capital (deficit)	(3,010)		2,308	6,270
Total assets	70,305		66,937	68,085
Current liabilities	23,707		16,393	12,229
Stockholders’ equity	40,907		39,844	44,327

Summary Selected Pro Forma Financial Data for Dynacq

	Nine months ended		Year ended
	May 31, 2007	May 31, 2006	August 31, 2006	August 31, 2005	August 31, 2004
	(In thousands, except per common share amounts)
	(Unaudited)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Patient Service Revenues	$0	$0	$0	$0	$0
Operating Loss	(503)	(77)	(97)	(63)	0
Net Loss	(490)	(69)	(84)	(62)	0
Basic loss per share	(0.03)	0	(0.01)	0	0
PRO FORMA CONSOLIDATED BALANCE SHEET DATA
Working capital	6,040		597	941
Total assets	14,183		14,503	14,516
Current liabilities	4		4	0
Stockholders’ equity	14,055		14,375	14,392

RISK FACTORS

The value of the stock of SSHA and Dynacq will both be subject to significant risks, certain of which are specific to our Company, others are inherent in our business and the industry in which we operate, and still others are market related. If any of the matters described in the risk factors listed below were to occur, our business and financial results could be materially adversely affected.

Risks Related to the Spinoff

Dynacq’s prospects will be dependent solely on the success of the China Project.

Prior to the Spinoff, the operations of the Company included four separate hospital facilities, each of which contributed at different times and in different amounts to the income of the Company and currently are generating income. After the Spinoff, Dynacq’s sole assets will be the Note and its interest in the DeAn Joint Venture, and the viability of the Company will be entirely dependent on its ability to obtain funding for, construct, and operate profitably that hospital. Dynacq has no prior experience in owning and operating a hospital in China or any other foreign country, and there may be unforeseeable impediments to the success of that operation. See “Certain Information Regarding Dynacq.”

Dynacq must secure a construction loan to fund the construction of the China Project, and obtain financing to retire the construction debt and finance its operations.

Prior to the Spinoff, the obligations of Dynacq to make capital commitments to the DeAn Joint Venture were met through operating income and borrowing capacity under its Credit Facility. After the Spinoff, Dynacq will have no operating income, will no longer be able to borrow under the Credit Facility, and its only source of cash flow will be the $5.5 million Note from SSHA Dynacq must secure a construction loan for the China Project and then make public or private sales of debt or equity securities to retire the construction debt and fund its operations. The Company’s viability depends on its ability to obtain a construction loan and adequate sources of debt or equity funding to meet its commitments under the DeAn Joint Venture. There can be no assurances that the Company’s efforts to obtain such financing will be successful or that the China Project will ultimately be completed or attain profitability.

The issuance of additional shares of Dynacq in any capital financing may result in the dilution of existing shareholders and the reduction in the market price of our stock.

In the event that we are successful in raising additional capital, we may be required to do so in such a manner that will result in dilution of an investor’s ownership and voting interest. Furthermore, sales of substantial amounts of our Common stock in the public market could have an adverse effect upon the market price of our Common stock and make it more difficult for us to sell equity securities in the future and at prices we deem appropriate.

Our late payments under the Joint Venture Agreement and the payment defaults by the Chinese government may place our investment in that project at risk.

On July 31, 2007, the Company made contributions to the DeAn Joint Venture of approximately $2.33 million which was due June 2, 2006, and approximately $2.33 million which was due June 2, 2007. The failure to make each of those payments on the due date provided for under the Joint Venture Agreement resulted in technical defaults under the Joint Venture Agreement, although Dynacq received no notice of default or demand for this payment, and the Chinese government has not yet made $3.3 million of the payments due by it under the Joint Venture Agreement. The Company is negotiating for the sale by the government of its interest in the DeAn Joint Venture to a third party. If we are not successful in persuading the Chinese government to sell its interest to a third party and if the Chinese government does not make the payments due by it under the Joint Venture Agreement, Dynacq would contribute $3.3 million to the DeAn Joint Venture and become a 95% owner of the project.

Our inability to obtain an extension for the construction of the China Project, or an agreement that the construction of an outpatient center meets the construction requirements, may result in the revocation of our land use right without compensation to the DeAn Joint Venture.

The Land Use Right Agreement between the DeAn Joint Venture and the Chinese government requires the hospital to be completed on or before November 16, 2008 or the land authority may revoke the land use right without compensation to the DeAn Joint Venture and take over all construction and fixtures on the land. Although we are currently negotiating to construct an outpatient center of the hospital within the time period allowed and to extend the completion date of the rest of the hospital, we are unable to predict whether those goals will be met and, if an extension is granted, whether we will be able to complete construction of the hospital in the extended construction period. Failure to do so may jeopardize our investment in the hospital. Management has experienced a good working relationship with the land administrative authority with whom it is negotiating these changes, and believes that any dispute arising out of the failure to meet the construction deadline in the Land Use Right Agreement will be resolved without revocation of the land use right or appropriation of construction and fixtures on the land.

Our investment in the China Project could be harmed by economic, political, regulatory and other risks associated with doing business in foreign countries.

The risks associated with international operations could adversely affect our investment in the China Project. The DeAn Joint Venture requires substantial working capital and capital requirements associated with complying with a variety of foreign laws and regulations, complexities related to obtaining agreements from foreign governments and third parties, foreign taxes, and financial risks, such as those related to foreign currency fluctuations. The China Project will also be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic relationships. If the China Project hospital is built, there can be no assurances that we will be able to conduct successfully our operations in China. The failure to do so, including the failure to attract patients and to recruit qualified physicians to this facility, would have a material adverse effect on our business, financial condition and results of operations.

The public trading market for both companies’ stock may be adversely affected by the Spinoff.

There has never been a public market for the common stock of SSHA, and the trading market for Dynacq stock will be materially altered by the disposition of all of its domestic assets in the Spinoff. Until the SSHA common stock is fully distributed and an orderly trading market develops, the prices at which SSHA and Dynacq stock trade may fluctuate significantly. In addition, there can be no assurance that an active trading market in either company’s stock will develop or be sustained in the future. Price and volume fluctuations have affected the share prices of many newly public issues. Such volatility and other factors may have a materially adverse effect on the market price for shares of Dynacq and SSHA common stock.

It is possible that a substantial number of shares of the companies’ common stock will be sold after the Spinoff.

The Spinoff will involve the distribution of an aggregate of                 shares of SSHA common stock to the shareholders of Dynacq as of the Record Date, representing all of the issued and outstanding shares of SSHA common stock as of that date. Approximately __% of such shares will be eligible for immediate resale in the public market. Although we are unable to predict whether substantial amounts of either company’s stock will be sold in the open market following the Spinoff, any sales of substantial amounts in the public market, or the perception that such sales might occur, whether as a result of the Spinoff or otherwise, could materially adversely affect the market price of the companies’ stock. The combined trading prices of Dynacq and SSHA stock after the Spinoff may be less than, equal to, or greater than, the trading prices of Dynacq stock immediately prior to the Spinoff.

Risks Related to our Businesses

Dynacq has had a history of losses in recent years.

Dynacq has incurred net losses in each of the last three fiscal years, including losses of approximately $5.9 million in 2006, $5.1 million in 2005, and $1.6 million in 2004. SSHA’s ability to operate profitably depends on increasing its patient load, expanding its markets, reducing its operating costs and achieving sufficient gross profit margins. There can be no assurances that SSHA will achieve or maintain profitable operations in the future.

Our ability to borrow under our Credit Facility is limited by our borrowing base.

The borrowing capacity under the Credit Facility to be transferred to and assumed by SSHA is based on eligible accounts receivable generated from operations. As of August 1, 2007, our borrowing capacity under the facility was $7.8 million, and approximately $7.2 million was outstanding on this facility. All of the collections pay down the balance based on the lockbox account. If collections on accounts receivable or eligible receivables decline, the ability to borrow additional amounts under this credit facility will be reduced. In that case, SSHA may be unable to fully fund its budgeted amounts for capital expenditures or meet its obligations to creditors. The indebtedness under the Credit Facility will be secured by substantially all of SSHA’s accounts receivable assets. If SSHA is unable to repay all outstanding balances, the lender could proceed against its assets to satisfy its obligations under the credit facility.

The cash that SSHA will generate from its business may not be sufficient to meet its financial obligations, and if it is unable to obtain sufficient additional funds on acceptable terms, its business could be adversely affected. If SSHA is unable to meet its obligations, it will be required to adopt one or more alternatives, such as refinancing, selling material assets or operations or seeking to raise additional debt or equity capital. None of these alternatives may be available to SSHA, and as a result, its operations and financial condition may be significantly adversely impacted.

Our Credit Facility contains certain covenants that may limit our flexibility and prevent us from taking certain actions.

Our Credit Facility includes a number of significant restrictive covenants which could adversely affect us and, after the Spinoff, SSHA, by limiting our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. These covenants limit the ability of the borrower, without the consent of the lender, to, among other things:

•	incur certain types and amounts of additional debt;

•	consolidate, merge or sell our assets or materially change the nature of our business;

•	pay dividends on capital stock and make restricted payments;

•	make voluntary prepayments, or materially amend the terms, of subordinated debt;

•	enter into certain types of transactions with affiliates;

•	make certain investments;

•	make certain capital expenditures or incur certain rental obligations; and

•	incur certain liens.

The credit facility also requires the borrower to maintain certain financial ratios and reserves and to satisfy certain financial conditions, several of which may require us to reduce our debt or take some other action in order to comply with the covenants. If we fail to comply with these covenants, we could be in default. In the event of a default, our lender could elect to declare all the amounts borrowed, together with accrued and unpaid interest, to be due and payable. In addition, the lender could elect to terminate its commitment to us, and we or one or more of our subsidiaries could be forced into liquidation or bankruptcy. Any of the foregoing consequences could restrict the ability of SSHA after the Spinoff to execute its business strategy.

A significant percentage of Dynacq’s revenues have been generated through relatively few physicians.

For the fiscal year ended August 31, 2006, approximately 79% of Dynacq’s gross revenues were generated from 14 surgeons, primarily in the Pasadena Facility. For the fiscal year ended August 31, 2005, approximately 74% of Dynacq’s gross revenues were generated from 12 surgeons, primarily in the Pasadena Facility. For the fiscal year ended August 31, 2004, approximately 57% of Dynacq’s gross revenues were generated from 7 surgeons. The loss of physicians who provide significant net patient revenues for the Company may adversely affect the results of operations of SSHA.

We are subject to substantial uninsured liabilities for which Dynacq has incurred, and may continue to incur, significant expenses.

In January 2007, Dynacq settled a class action lawsuit filed by shareholders against it, its directors and officers for allegedly publishing materially misleading financial statements, making materially false or misleading statements or omissions regarding its financial condition, and engaging in a fraudulent schedule to inflate the value of its stock. In fiscal 2005, Dynacq also engaged in extensive bankruptcy proceedings on behalf of VHBR, which were concluded in August 2005. These cases, in addition to the legal actions alleging malpractice, product liability or related legal theories that are common in our industry, have involved significant costs and a major drain on management’s time and resources. Prospectively, we anticipate our legal expenses to increase because of the new requirements to seek judicial review of MDR determinations in the district courts of Travis County, Texas rather than through an administrative process.

Although we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations, the insurance coverage may not be sufficient or continue to be available at a cost which would allow SSHA to maintain adequate levels of insurance. Dynacq’s professional malpractice liability insurance has covered the majority of malpractice and related legal claims to date; however, the cost of the bankruptcy proceedings and of defending the shareholder derivative suits and any damages awarded as a result of those suits, are paid by Dynacq. In addition, the large monetary claims and significant defense costs involved in many of the malpractice claims may exceed the limits of insurance coverage. If one or more successful claims against SSHA were not covered by or exceeded the coverage of its insurance, it could be adversely affected. We do not, and SSHA will not, employ any of the physicians who conduct procedures at our hospitals, and the governing documents of each of our hospitals require physicians who conduct procedures at our hospitals to maintain stated amounts of insurance.

We indemnify our directors and officers against certain liabilities and do not presently carry director and officer liability insurance.

As permitted under Nevada law and pursuant to the governing documents of both companies and their indemnification agreements with certain of their officers and directors, we indemnify our directors against monetary damages for breach of a director’s fiduciary duty and advance expenses to the full extent permitted by Nevada law. As a result, shareholders’ rights to recover against directors for breach of fiduciary duty are limited. We do not, and SSHA will not, carry director and officer liability insurance, so our assets are at risk in the event of successful claims against us or our officers and directors. The assets of the companies may not be sufficient to satisfy judgments against them and their officers and directors in the event of such successful claims. In addition, our lack of director and officer liability insurance may adversely affect our ability to attract and retain highly qualified directors and officers to the companies in the future.

Our inability currently to acquire and develop additional hospitals, or to sell existing facilities held for sale, could limit our future growth.

One of Dynacq’s strategies to increase its revenues and earnings has historically been to acquire and develop additional hospitals. Currently we are focusing the Company’s available resources on selling our underperforming facility and growing internally our existing facilities, and do not plan to pursue an acquisition strategy at the current time. The discontinuance of our acquisition and development strategy will impair our ability (the ability of SSHA after the Spinoff) to increase revenues and earnings through acquisition growth. In addition, our inability to sell the Baton Rouge Facility may impair our ability (the ability of SSHA after the Spinoff) to pursue successfully certain of our business strategies.

We are dependent on certain key personnel.

The Company is dependent upon a limited number of key management, technical and professional personnel. The future success of both companies will depend, in part, upon their respective ability to attract and retain highly qualified personnel. The Company faces, and after the Spinoff SSHA will face, competition for such personnel from other companies and organizations, and there can be no assurance that we will be successful in hiring or retaining qualified personnel. The Company does not, and after the Spinoff SSHA will not, have written employment agreements with any of its officers providing for specific terms of employment, and officers and other key personnel could leave their employment with little or no prior notice. The loss of key personnel, especially if the loss is without advance notice, or the inability to hire or retain key personnel, could have a material adverse effect on the companies’ respective business, financial condition or results of operations. The Company does not, and after the Spinoff SSHA will not, carry any key man life insurance.

Risks Associated with our Industry

Recent changes in Texas law could adversely affect the operations, collections experience and liquidity of our domestic operations.

In 2005, Texas significantly changed its workers’ compensation system to require employees whose employers and carriers choose to utilize a network, to seek healthcare from a network healthcare provider. If any one of our hospitals chooses not to participate in a network, or a network refuses one of our hospital’s applications to participate in the network, our operations could be adversely affected. In addition, effective September 1, 2005, the amount of reimbursement provided by a third-party payer for claims arising prior to the implementation of workers’ compensation networks and out of network claims, and not resolved through the MDR process can only be appealed through judicial review of the decision by a Travis County District Court. Any reimbursement pursued through this process may involve delays and compromises due to the subjective nature of the administrative and judicial process and the lack of established timeframes in which the reimbursement disputes are to be resolved. This results in the aging of receivables which affects our liquidity and, in some instances, actual recoveries. Any modification to current reimbursement guidelines may reduce the amount of our reimbursement for future services, thereby increasing contractual discounts. The fact that the collection process of Dynacq, and after the Spinoff SSHA, may be longer than other healthcare providers presents inherent risks in ultimate collection.

If we fail to comply with the extensive laws and complex government regulations applicable to us, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is highly regulated and must comply with extensive government regulation at the federal, state and local levels. Hospitals must meet requirements for licensure, certification to participate in government programs and accreditation. In addition, there are regulatory requirements related to areas such as adequacy and quality of medical care, relationships with physicians and other referral sources (Anti-kickback Statute and Stark law, for example), qualifications of medical and support personnel, billing for services, confidentiality of medical records, emergency care and compliance with building codes. While we believe that we are in substantial compliance with these extensive government laws and regulations, if we, or after the Spinoff SSHA, fail to comply with any of the laws or regulations criminal penalties and civil sanctions could be assessed and the facilities could lose their licenses and their ability to participate in federal and state healthcare programs. In addition, government laws and regulations, or the interpretation of such laws and regulations, may change. In that case, we, and after the Spinoff SSHA, may have to make changes in our facilities, equipment, personnel, services or business structures so that the facilities may remain licensed and qualified to participate in federal and state programs. If the rules governing reimbursement are revised or interpreted in a different manner or if a determination is made that the owner did not comply with these requirements, it could be subject to denials of payment or recoupment of payments already received for services provided to patients.

Specifically, the federal Anti-kickback Statute and the Stark law are very broad in scope, and many of their provisions have not been uniformly or definitively interpreted. If the ownership distributions paid to physicians by our hospitals are found to constitute prohibited payments made to physicians under the Anti-kickback Statute, physician self-referral or other fraud and abuse laws, our business may be adversely affected. Other companies within the healthcare industry continue to be the subject of federal and state investigations that could increase the risk that we, and after the Spinoff SSHA, may become subject to similar investigations in the future.

If laws governing the corporate practice of medicine change, we may be required to restructure some of our relationships.

The laws of various states in which we operate or may operate in the future do not or may not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. A government agency charged with enforcement of these laws, or a private party, might assert that our arrangements with physicians and physician group practices do not comply with applicable corporate practice of medicine laws. If our arrangements with these physicians and physician group practices were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws were enacted rendering these arrangements illegal, we, and after the Spinoff SSHA, may be required to restructure our relationships with physicians and physician groups, which may have a material adverse effect on our business.

Our revenues may continue to decrease due to a reduction in payments from third-party payers, a shift in the surgical mix and/or other circumstances over which we have no control.

We are, and after the Spinoff SSHA will be, dependent upon private and governmental third-party sources of payment for the services provided to patients in our healthcare facilities. The amount of payment our facilities receive for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including federal and state regulations and the cost containment and utilization decisions of third-party payers. The Company’s decision to participate in certain managed care contracts may not result in an increase in patient revenues if we are unable to obtain favorable managed care contracts, we are excluded from participation in a managed care contract, or the reimbursement rate for the procedure performed is too low.

Further, complicated reimbursement rules that are subject to interpretation may subject us to denials of payment for services provided or to recoupments of payments already received. We have no control over the number of patients that are referred to our facilities annually or whether such patients will be admitted as inpatients that typically have a higher reimbursement rate per procedure, or outpatients. Fixed fee schedules, capitation payment arrangements, exclusion from participation in managed care programs or other factors affecting payments for healthcare services over which we do not have control could also cause a reduction in our revenues.

We are dependent upon the good reputation of our physicians.

The success of our business is, and after the Spinoff the success of the SSHA’s business will be, dependent upon quality medical services being rendered by our physicians. Any negative publicity, whether from civil litigation, allegations of criminal misconduct, or forfeiture of medical licenses, with respect to any of our physicians and/or our facilities could adversely affect our results of operations. This could occur through the loss of a physician who provides significant revenue to the Company, or decisions by patients to use different physicians or facilities with respect to their healthcare needs. In addition, Dynacq has been the subject of negative publicity in news reports focusing on its Pasadena Facility, which has harmed its business and reputation. As the patient-physician relationship involves inherent trust and confidence, any negative publicity adversely affecting the reputation of our physicians or our facilities would likely adversely affect our results of operations.

Our hospitals face competition for patients from other hospitals and healthcare providers.

The healthcare business is highly competitive, and competition among hospitals and other healthcare providers for patients has intensified in recent years. Generally, other hospitals in the local communities served by most of our (after the Spinoff SSHA’s) hospitals provide services similar to those offered by our hospitals. In addition, the number of freestanding specialty hospitals and surgery and diagnostic centers in the geographic areas in which we operate has increased significantly. As a result, most of our hospitals operate in an increasingly competitive environment. Some of the hospitals that compete with our hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Increasingly, we are facing competition by physician-owned freestanding surgery centers that compete for market share in high margin services and for quality physicians and personnel. If our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their healthcare facilities, we, and after the Spinoff SSHA, may experience a decline in patient volume.

Our hospitals face competition for staffing, which may increase our labor costs and reduce profitability.

Our operations are dependent on the effort, abilities and experience of the management and medical support personnel, such as nurses, pharmacists and lab technicians, as well as our physicians. We compete with other healthcare providers in recruiting and retaining qualified management and medical support personnel responsible for the day-to-day operations of each of our hospitals. In some markets, the availability of nurses and other medical support personnel has become a significant operating issue to healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. If our labor costs increase, we may not be able to raise rates to offset these increased costs. Our (after the Spinoff SSHA’s) failure to recruit and retain qualified management, nurses and other medical support personnel, or to control our labor costs could have a material adverse effect on our results of operations.

Market Risks Related to the Stock of the Companies

A single stockholder will control a majority of the outstanding shares of each company.

Our chairman and chief executive officer will beneficially own an aggregate of approximately 54.3% of the issued and outstanding common stock of each company. As a majority stockholder, he will be able to control all matters requiring stockholder approval, including the election and removal of any directors and any merger, consolidation or sale of all or substantially all of the assets of either company. In addition, he will be in a position to control the management of the business and the appointment of executive officers as well as all management personnel of both companies. This concentration of ownership could have the effect of delaying, deferring or preventing a change of control, or impeding a merger or consolidation, takeover or other business combination or sale of all or substantially all of the assets of both companies. In the event that this stockholder elects to sell significant amounts of shares of common stock of either company in the future, such sales could depress the market price of that company’s common stock, further increasing the volatility of its trading market.

There is a limited trading market in our stock, which could affect your ability to sell shares of our common stock and the price you may receive for our common stock.

We have, and after the Spinoff SSHA will have, a relatively small public float compared to their respective market capitalization. Accordingly, we cannot predict the extent to which investors’ interest in the common stock of either company will provide an active and liquid trading market. Due to our limited public float, we may be vulnerable to investors taking a “short position” in the common stock of either company, which would likely have a depressing effect on the price of the common stock and add increased volatility to the trading market. Furthermore, Dynacq has been, and in the future SSHA may be, subject to class action lawsuits that further increase market volatility. The volatility of the market for the common stock of both companies could have a materially adverse effect on their respective business, results of operations and financial condition. Accordingly, investors must be able to bear the financial risk of losing their entire investment in the common stock of the companies.

Future issuance of additional shares of our stock could cause dilution of ownership interests and adversely affect our stock price.

Dynacq issued 889,143 shares of its common stock in a private placement in fiscal year 2006 at a price per share equal to 70% of the then current market price. We may in the future issue securities of either company at less than market price, resulting in the dilution of the ownership interests of the respective shareholders. In addition to approximately 84.2 million shares of common stock of each company that are authorized but unissued, the Board of Directors of each company may issue up to 5 million shares of preferred stock which may have greater rights than the common stock, without seeking approval from holders of the common stock of that company. In addition, we are obligated to issue an aggregate of approximately 2.2 million shares of common stock upon the exercise of options currently outstanding under the Dynacq 1995 Nonqualified Plan and 2000 Incentive Plan, which together represents approximately 14% of our currently outstanding shares. As of August 31, 2007, options to purchase approximately 2.1 million of those shares have an exercise price which is lower than the market price. An additional 3.4 million shares are subject to options not yet granted under the plans, and we may grant additional options or warrants in the future to purchase shares of our common stock. Upon the Spinoff, SSHA will adopt plans identical to the Dynacq plans outstanding and will have an equal number of shares reserved for issuance pursuant to options granted and to be granted under the plans. The exercise price of each option granted under our option plans is equal to the fair market value of the shares on the date of grant, although that price may be substantially less than the value per share on the date of exercise.

Dynacq has not paid cash dividends on its common stock and SSHA does not expect to do so in the foreseeable future.

It has been Dynacq’s policy to use all available funds from operations to improve and expand its current facilities and to acquire new facilities. For that reason, Dynacq has never paid cash dividends on its common stock, and neither Dynacq nor SSHA has no present intention to pay dividends on its common stock in the foreseeable future. In addition, our current credit facility limits the circumstances under which we can pay dividends. Therefore an investor in our common stock should not expect to obtain any economic benefit from owning our common stock prior to a sale of those shares, if then.

CAUTIONARY STATEMENT CONCERNING

FORWARD LOOKING INFORMATION

This information statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Dynacq and SSHA, and the effect of the Spinoff. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or use of negative or other variations or comparable terminology. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Dynacq shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described in the section entitled “Risk Factors” of this information statement. Neither Dynacq nor SSHA undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE SPINOFF

Reasons for the Spinoff

The Spinoff culminates a several month process in which management has given careful consideration to the separation of Dynacq’s domestic operations and its investment in the China Project into two publicly traded companies. We were seeking a way in which to enhance the ability of the Company to obtain financing for the China Project, while allowing the domestic operations to continue operations without the financial commitments to, and significant risks associated with, the construction and operation of a new hospital in a foreign country. On August 10, 2007, the Dynacq Board concluded that a separation of the two businesses would be in the best interests of the Company and its shareholders.

Our commitment to the China Project represents the expenditure of approximately $9 million that could have gone to enhance existing or acquire new hospitals. These funds were accounted for as use of funds in investing activities, which negatively affected the total cash flow in Dynacq’s consolidated cash flow statement. In addition to these funds, significant management time and resources have been expended on compliance with the DeAn Joint Venture Agreement and the negotiation of the construction and financing of the China Project. Overall, we believe that the ability of management of SSHA to focus its resources on its U.S. operations, without the distraction and uncertainties of the DeAn Joint Venture, will advance the interests of SSHA and its shareholders.

Although the China Project has distracted the focus of our management from the operation of our domestic hospitals, we still believe that the China Project is a valuable investment with significant potential for growth. The Chinese economy has grown at a much faster rate than that of the United States in recent years, and publicly traded companies doing business in China have generally experienced higher earnings and enjoyed a higher price earnings ratio than their counterparts in the United States. Dynacq has discussed with several reputable investment bankers the prospect of raising equity funding and loan financing to fund the construction and operation of the China Project and has been advised that the spinoff of its U.S. operations to another public entity would afford Dynacq a better opportunity to obtain loan financing and potentially a higher price for its stock. Several domestic financial institutions had been reluctant to finance the China Project due to their lack of expertise, experience and the additional analytical efforts required in order to distinguish between the U.S. and Chinese operations when presented on a consolidated basis. On the equity financing perspective, Dynacq will be unable to realize the maximum potential of its stock price without the spinoff of its U.S. operations due to its lower earnings and lower price earnings ratio from the U.S. operations that negatively affect the consolidated earnings and price earnings ratio. Without the Spinoff, Dynacq will be less attractive to investors, who may not be able to assess the true potential of its stock value on a consolidated basis.

The Board of Directors firmly believes that this action is in the best interests of the shareholders and should further growth and opportunities for each of Dynacq and SSHA. By separating the domestic operations from the foreign investment, and allowing potential investors to establish a separate valuation for each, our Board of Directors believes that greater potential will develop for increasing the long term value to current Dynacq shareholders. As an independent company, Dynacq will have direct access to capital markets and therefore be better able to obtain funding for the China Project. Potential investors will more easily be able to value the Company without the mix of domestic operations and foreign investment. Another major advantage of the Spin-off is that it will allow current Dynacq shareholders to maintain their equity interest in both our current domestic business and the foreign investment in the China Project, while having the ability to divest themselves of one of those investments, by selling the shares of that corporation. We believe the Spin-off will allow the financial markets to focus on the individual strengths and weaknesses of each company and more accurately evaluate the performance and prospects of each. The payment to Dynacq of $5.5 million under the Note should be sufficient to fund its operations until a construction loan for the China Project can be obtained and the public or private sale of debt or equity securities can be arranged.

The Board determined that the advantages described above would outweigh the potential disadvantages of the Spinoff, including the potential delisting of Dynacq stock and inability to list SSHA stock on NASDAQ. The Board believes that, over time, the market for each company’s securities may improve due to the ability of each to concentrate on their respective businesses, and listing of the securities of one or both companies on NASDAQ will be possible. In the interim, the stock of SSHA can be traded on the OTCBB or the Pink Sheets, and shareholders may experience only a minimal reduction in their ability to sell their stock. In the same manner, the Board believes that as the construction of the China Project progresses, the business of Dynacq may require separate officers, directors, employees, services and offices. In that event, the potential for conflicts of interest in the performance by the officers and directors of their fiduciary or other duties and the allocation of their respective time and talents to the needs of each of the companies should decrease. Although the Spinoff will, in the short term, eliminate $9 million in property and equipment from, and add a $5.5 million debt to, the balance sheet of SSHA, the Board believes that the synergistic potential of the Spinoff will ultimately provide a positive financial impact on both companies.

Manner of Effecting the Spinoff

The general terms and conditions relating to the Spinoff are set forth in the Distribution Agreement, dated as of                 , 2007, between Dynacq and SSHA. The decision was made for Dynacq to transfer to a new corporation its domestic assets rather than transferring its investment in the China Project, because the Company was prohibited under the DeAn Joint Venture Agreement from transferring its interest in the China Project to another entity. For that reason the Distribution Agreement provides that all the assets of the Company except for its investment in the China Project will be transferred into a new corporation, SSHA, and Dynacq will continue to own the interest in the China Project. Upon the consummation of the transfer of assets, Dynacq will then distribute all the shares of SSHA to the current shareholders of Dynacq as a dividend.

Dynacq will accomplish the Spinoff on the Effective Date by delivering all of the outstanding shares of SSHA common stock to American Stock Trust and Transfer (the “Distribution Agent”) for distribution to the shareholders of record of Dynacq common stock on the Record Date. The Spinoff will be made on the basis of one share of SSHA common stock for each share of Dynacq common stock held on the Record Date, or                 shares, based upon the number of shares of Dynacq common stock outstanding on that date. The shares of SSHA common stock will be fully paid and non-assessable, and the holders thereof will not be entitled to preemptive rights. Certificates representing shares of SSHA common stock will be mailed to Dynacq shareholders on or around the Distribution Date.

No holder of Dynacq common stock will be required to pay any cash or other consideration for the shares of SSHA common stock to be received in the Spinoff, to surrender or exchange any shares of Dynacq common stock, or to take any other action in order to receive the shares of SSHA common stock to which they are entitled in the Spinoff. No certificates or scrip representing fractional shares of SSHA common stock will be issued to Dynacq shareholders as a part of the Spinoff.

Results of the Spinoff

After the Spinoff, each of Dynacq and SSHA will be a separate public company, and each will file separate reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The number and identity of stockholders of SSHA immediately after the Spinoff will be the same as the number and identity of shareholders of Dynacq on the Record Date. Immediately after the Spinoff, SSHA expects to have approximately                 holders of record of SSHA common stock and                 shares of SSHA

common stock outstanding, based on the number of record shareholders and issued and outstanding shares of Dynacq common stock as of the close of business on the Record Date. The Spinoff will not affect the number of outstanding shares of Dynacq stock or the rights of Dynacq shareholders.

As a result of the Spinoff, SSHA will continue to own and operate the domestic assets currently owned and operated by Dynacq and will have access to funding under the Credit Facility currently held by Dynacq. Dynacq will continue to own the interest in the China Project, $5.5 million in receivables under the Note, and will seek financing to fulfill its obligations under the DeAn Joint Venture Agreement and to complete the construction and operation of the China Project.

Certain Federal Income Tax Consequences

Dynacq believes that there is substantial authority for viewing the Spinoff as a non-taxable transaction for Dynacq and its shareholders for federal income tax purposes. Dynacq has not requested, and does not anticipate requesting, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Spinoff. Because no ruling will be received, and because the opinion of Dynacq’s tax advisor is based only on a “substantial authority” standard, there can be no assurance that the Spinoff will qualify as a tax-free transaction.

Trading of SSHA Common Stock

After the Spinoff, Dynacq expects that Dynacq common stock will continue to be listed for trading on the Nasdaq Capital Market, although it is likely that the NASD will notify the Company of its failure to meet certain of the requirements for continued listing of its shares on NASDAQ. Unless the Company is able to comply with the requirements for continued listing within the time period allowed by NASDAQ, the Dynacq stock would be delisted from NASDAQ and thereafter quoted in the pink sheets or the OTCBB.

We expect that the SSHA stock will be traded on the OTCBB or in the pink sheets. A “when-issued” trading market in the SSHA stock is expected to develop on or about the Distribution Date. The term “when-issued” means trading in shares prior to the time certificates are actually available or issued. Prices at which shares of SSHA stock may trade on a when-issued basis or after the Spinoff cannot be predicted, if such trading occurs at all. Upon the fulfillment by SSHA of the requirements for initial listing of its shares on NASDAQ, SSHA intends to list its common stock for trading on that exchange.

Shares of SSHA stock distributed to Dynacq shareholders will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of SSHA under the Securities Act of 1933, as amended (the “Securities Act”). Persons who may be deemed to be affiliates of SSHA after the Spinoff will generally include individuals or entities that control, are controlled by, or are under common control with, SSHA, and will include certain officers and directors and principal shareholders of SSHA. Persons who are affiliates of SSHA will be permitted to sell their shares of SSHA stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder.

The trading prices of Dynacq common stock may be significantly lower than the trading prices of Dynacq common stock immediately prior to the Spinoff. The combined trading prices of Dynacq stock and SSHA stock after the Spinoff may be less than, equal to, or greater than, the trading prices of SSHA stock immediately prior to the Spinoff.

RELATIONSHIP BETWEEN THE

COMPANIES AFTER THE SPINOFF

For the purpose of governing certain of the ongoing relationships between Dynacq and SSHA after the Spinoff and providing for an orderly transition of SSHA to a separate publicly held company, Dynacq and SSHA have entered into the Distribution Agreement which provides for the transfer of assets and assumption of liabilities, the manner and effect of the Spinoff, certain shared services, employee benefits, adjustments to outstanding stock option plans, tax and indemnification matters, and other matters related to the Spinoff. The Distribution Agreement is attached as an exhibit to the Registration Statement of SSHA on Form 10, of which this Information Statement forms a part, and the following summary is qualified in its entirety by reference to that Agreement.

Distribution Agreement

The Distribution Agreement with SSHA provides for, among other things, the transfer by Dynacq to SSHA of all the assets of Dynacq except for its interest in the DeAn Joint Venture, and the assumption by SSHA of all related liabilities. This includes all interest of Dynacq in its operating subsidiaries, Vista Community Medical Center Hospital, L.L.P., Vista Hospital of Dallas, L.L.P., and Vista Hospital of Baton Rouge, L.L.C. which hold the licenses to operate its hospitals, and in its real estate subsidiaries, Vista Land and Equipment, L.L.C., and Vista Holdings, L.L.C. which own certain real property and buildings. On the Effective Date, each of those subsidiaries will become subsidiaries of SSHA and will change the name under which it operates from “Vista” to “Surgery Specialty”. All liabilities related to the assets transferred will be assumed by SSHA, including obligations under the Merrill Lynch Credit Facility, its office lease, and certain other contractual obligations.

Each of SSHA and Dynacq has agreed to indemnify, defend and hold harmless the other party and its subsidiaries and their respective directors, officers, employees and agents from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the Distribution Agreement, which include, subject to certain exceptions, all liabilities and obligations arising out of the conduct or operation of their respective businesses before, on or after the Effective Date. The Distribution Agreement includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of the claim or suit brought by a third party.

The Distribution Agreement sets forth the principal corporate transactions required to accomplish the Spinoff as described in “The Spinoff – Manner of Effecting the Spinoff”. The Distribution Agreement further sets forth the manner in which the common use of the existing Dynacq headquarters facility and certain other services will be shared and compensated; the election of common directors and officers; the transfer of employee benefits and records; the adjustment of existing stock option plans as a result of the Spinoff; and the issuance of the Note to Dynacq. Each of those transactions is described in more detail below.

Shared Services Arrangements

SSHA and Dynacq will jointly occupy the headquarters facility located at 10304 Interstate 10 East, Suite 369, Houston, Texas 77029. SSHA will be the lessee under the lease and will sublease to Dynacq its share of the leased space at the existing lease rate based on their respective square footage usage. Initially, Dynacq will utilize about 15% of the headquarters facility for its two executive officers. We anticipate that the usage percentage will likely increase over time as support personnel are added for the China Project.

Dynacq will reimburse SSHA for its portion of the cost of management information systems, equipment, employee services, accounting and financial services based on actual usage of those services by Dynacq. Dynacq will pay to SSHA its allocated portion of these costs on a monthly basis within 30 days of receipt of invoice. Dynacq has the right to audit the calculation of the amounts due by it to SSHA for these shared services at any reasonable time.

When the China Project becomes operational, we anticipate that Dynacq will have its own headquarters, employees, management and support services separate from those of SSHA. Because we are unable to predict if or when that event will occur, there is no date for termination of the shared services arrangement under the Distribution Agreement. The compensation arrangement is designed to fairly distribute the cost of the shared services between the two companies based on their actual usage; however, conflicts may arise in the allocation of management time and resources between the two companies.

The Distribution Agreement provides that all costs and expenses incurred in connection with the consummation of the Spinoff and the transactions contemplated thereby and in connection with the preparation, execution, delivery and implementation of the Distribution Agreement and the related agreements necessary to effectuate the Spinoff will be paid by SSHA.

Shared Management

The chief executive and chief financial officers, and the directors, of SSHA will be the same persons who currently serve in those positions with Dynacq. The following table sets forth, for each executive officer and director, his name, principal occupation and age. Each officer and director was elected to his position with SSHA effective upon the incorporation of SSHA on August 20, 2007.

Name	Principal Occupation	Age
Alan A. Beauchamp	Mr. Beauchamp served as Executive Vice President and Chief Operating Officer of Dynacq from January 17, 2005 until his resignation on , 2007 to serve in those positions with the Company. From 2004 until his employment with Dynacq, Mr. Beauchamp was a consultant to HealthPlus+ at Doctors Hospital Parkway and Doctors Hospital Tidwell in Houston, Texas; from 2003 to 2004, a partner with Medical Links International; and from 1997 to 2002, the President and Chief Executive Officer of four private software companies. Mr. Beauchamp graduated from Texas A&M University in 1975 with a Bachelors of Business Administration degree in accounting.	55

Chiu M. Chan	Mr. Chiu Chan has served as president and chief executive officer of Dynacq since July 1992 and will continue to serve in those positions with Dynacq in addition to his position as president and chief executive officer of the Company. Mr. Chan is a registered pharmacist and during the period from May 1978 to July 1992 was employed by various healthcare service organizations in Houston, Texas. Mr. Chan earned a Bachelor of Science degree in Pharmacy from the University of Houston.	55

Philip S. Chan	Mr. Philip Chan has served as vice president of finance, chief financial officer, and treasurer of Dynacq since July 1992 and will continue to serve in those positions with Dynacq in addition to his position as vice president of finance, chief financial officer, and treasurer of the Company. Mr. Chan earned advanced accounting degrees from the University of Houston and is a certified public accountant in the State of Texas.	56

Stephen L. Huber	Mr. Huber is a registered pharmacist and earned a Bachelor of Science degree in Pharmacy and a Masters of Science in Hospital Pharmacy, both from the University of Houston. Since 2001, Mr. Huber has been employed by Publicis Healthcare Communications Group, a global medical communications company, as its senior vice president and currently as the president of Medical and Scientific Affairs. Mr. Huber continues to serve as a research consultant to M.D. Anderson Cancer Center. Mr. Huber has served as a director of Dynacq since 1992.	57

Earl R. Votaw	Mr. Votaw earned a Bachelor of Arts degree from the University of the Americas in Mexico City and a certificate of graduation from the Graduate School of Mortgage Banking from Northwestern University of Chicago. Prior to his retirement in December 1993, Mr. Votaw served as a director and as the president and chief executive officer of Capital Bank, a Texas chartered bank located in Houston, Texas, where he continues to serve as a director. Mr. Votaw has served as a director of Dynacq since 1992.	80

Ping S. Chu, M.D.	Dr. Chu received his Ph.D. degree in chemistry from Massachusetts Institute of Technology before he attended medical school at the University of Miami, Florida. Dr. Chu finished his oncology training at M.D. Anderson Cancer Center in 1989 and has been in solo private practice since completion. Dr. Chu is board certified in internal medicine and medical oncology. Dr. Chu has served as a director of Dynacq since 2002.	56

James G. Gerace	Mr. Gerace received his degree in Business Administration with a major in accounting from Texas A & M University in 1961. He is a Certified Public Accountant and mediator with professional experience at public accounting firms, performing audits, tax planning and related services. He has served on the Board of Directors of several banks and savings and loan associations and has maintained his own CPA firm for approximately the last thirty-six years. Mr. Gerace has served as a director of Dynacq since 2004.	70

There are no familial relationships among the executive officers and directors.

Employee Benefit Agreements

The Distribution Agreement also provides that the wages, salaries and employee benefits of all employees of Dynacq will be the responsibility of SSHA. Generally, Dynacq’s obligation to provide benefits will include all obligations with respect to Dynacq employees under savings plans, certain deferred compensation plans, incentive plans, stock-based plans and other plans covering Dynacq employees and will include liabilities that arose while the individuals were employed by Dynacq.

Dynacq currently provides benefits to its employees under the 2000 Incentive Plan and the 1995 Non-Qualified Stock Option Plan for Consultants and Non-Employee Directors (the “Plans”) and under the Dynacq 401(k) Plan. Pursuant to the Distribution Agreement, Dynacq’s 401(k) Plan will be transferred to a new SSHA 401(k) Plan. In addition, each unexercised option to purchase Dynacq common stock outstanding as of the Record Date (“Existing Dynacq Options”) will be adjusted to reflect the Spinoff (an “Adjusted Dynacq Option”), and each holder of a Dynacq Option will be granted an option to purchase SSHA common stock in connection with the Spinoff (a “SSHA Option”).

The exercise price and number of shares covered by each Adjusted Dynacq Option, as well as the exercise price and number of shares covered by each SSHA Option, will be determined according to a formula based on the relative fair market trading values of Dynacq common stock and SSHA common stock during the first twenty trading days following the Distribution Date. Pursuant to the formula, these adjustments will be made in such a manner so that the aggregate “intrinsic value”, or difference between fair market value and exercise price, of the Adjusted Dynacq Option and SSHA Option will equal the pre-Spinoff intrinsic value of the Dynacq Option with respect to which the adjustment and grant were made.

In connection with the grant of SSHA Options, SSHA has adopted certain option plans intended to “mirror” the provisions of the Plans. In order to ensure that each SSHA Option is granted without any additional benefit not provided by the Existing Dynacq Option with respect to which it is granted, SSHA Options will be granted under the terms of the corresponding “mirror” plan. It is anticipated that each person who is a Dynacq employee immediately prior to the Distribution Date will become a SSHA employee, and that Dynacq will have two employees, each of whom will also be employees of SSHA. While Dynacq’s option plans generally restrict an optionee’s right to exercise an option following termination of employment, the Distribution Agreement provides that the terms of the Plans will be modified to provide for continued exercisability of the SSHA Options so long as the optionee remains in the employ of SSHA following the Spinoff.

Certain Existing Dynacq Options are currently intended to qualify as “incentive stock options” (“ISO’s”) under the Code. However, continued ISO status requires that the optionee be employed by the grantor (or a parent or subsidiary of the grantor) and that the option generally be exercised within three months after an optionee’s termination. Because the Spinoff will terminate the employment of most Dynacq employees with Dynacq, employees of SSHA holding Adjusted Dynacq Options will lose any claim to ISO status for such options three months after the Distribution Date. Such options will thereafter be treated as “non-qualified” options.

Dynacq and SSHA believe that neither the grant of the SSHA Options nor the adjustments resulting in the Adjusted Dynacq Options should result in the recognition of taxable income by Dynacq or SSHA or their respective optionees. However, there can be no assurance that such recognition will not occur. Each holder of an outstanding Dynacq Option is urged to consult with his or her own tax advisor.

The Distribution Agreement also provides for the continuation of medical, dental and other employee welfare plans by SSHA for the benefit of its employees following the Spinoff, and for the allocation of liability for, and obligations to indemnify against, any employment-related claims brought against Dynacq or SSHA, or both companies jointly.

Financing Arrangements

In accordance with the Distribution Agreement, SSHA will assume sole responsibility for all external debt for borrowed money and other financings under the Credit and Security Agreement (the “Credit Facility”) with Merrill Lynch Capital. The Credit Facility is a five-year revolving credit facility secured on May 27, 2005, for up to $10 million, subject to a borrowing base based on eligible accounts receivable and further subject to a $2 million reserve until satisfaction of certain conditions. As of August 1, 2007, the Company had drawn $7.2 million of approximately $7.8 million available to it under the Credit Facility based on its borrowing base at that date. The Company’s obligations are secured by a first priority security interest in all existing and future accounts receivable and accounts receivable-related items, other assets and deposit accounts of certain subsidiaries, a pledge of 75% of equity interest in the operating entities of the Garland and Pasadena Facilities and a negative pledge for the equity interests in the Company and other subsidiaries. The real estate holding subsidiaries of Dynacq are not borrowers under the Credit Agreement, and their real estate and equipment assets are not pledged to secure the obligations under such facility.

The lender under the Credit Facility has agreed to enter into an Amendment and Joinder Agreement with Dynacq and SSHA whereby it will release Dynacq from its obligations under the loan documents and substitute SSHA and its three operating subsidiaries, Vista Community Medical Center Hospital, L.L.P., Vista Hospital of Dallas, L.L.P., and Vista Hospital of Baton Rouge, L.L.C., as a borrower and joint and several obligors under the loan documents. The effectiveness of the Amendment and Joinder Agreement is conditioned upon the execution of a new promissory note, the absence of an event of default or breach of the loan agreement upon execution, and the delivery of an opinion of counsel to the effect that the loan agreement is duly executed and delivered, its non-contravention with laws, corporate documents and material contracts, that the loan documents are valid and binding as to each of the borrowers and that the liens on the assets of SSHA are validly created, enforceable and perfected.

Until we can obtain a construction loan for the China Project and arrange a private or public sale of debt or equity securities, the primary source of cash flow for the operations of Dynacq will be payments of principal and interest on the Note from SSHA. The Distribution Agreement requires SSHA to issue the Note in the principal amount of $5.5 million, payable in five equal annual installments of principal and interest on each anniversary date of the issuance of the Note. The amount of the Note was determined by the companies based on the perceived need for operating funds of Dynacq in the first five years after the Spinoff. The Note bears interest at the prime rate of interest on the date issued, which is currently 7.25% per annum. The Note is unsecured, but provides for the payment of interest at the default rate of 18% in the event of nonpayment of principal or interest, and contains additional customary provisions in favor of the payee in the event of default by SSHA. Dynacq is currently negotiating a construction agreement for the China Project in which the general contractor for the China Project will arrange the financing for the construction.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

As of July 31, 2007, the Company is owned 100% by Dynacq Healthcare, Inc. Until the consummation of the Spinoff, Mr. Chiu M. Chan, President and Chief Executive Officer and the owner of a majority of the outstanding shares of stock of Dynacq, will exercise the power to vote and dispose of the shares of stock of the Company.

Effective upon the consummation of the Spinoff, the shares of Company stock will be held by the same parties and in the same proportions as the shares of Dynacq stock are currently held. The following table sets forth, as of August 31, 2007, information with respect to shares beneficially owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (b) each of our directors and the named executive officers named in the Summary Compensation Table below, and (c) all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, some shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within sixty days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned As Of August 31, 2007
Beneficial Owner(1)	Number Of Shares		Percent Of Class
Chiu M. Chan	8,603,131	(2)	54.30%
Philip S. Chan	521,589	(3)	3.25%
Earl R. Votaw	38,683		*
Ping S. Chu	266,973	(4)	1.69%
James G. Gerace	20,000		*
Alan A. Beauchamp	100,000	(5)	*
All directors and executive officers as a group (6 persons)	9,550,376	(6)	59.17%

(1)	The address for each named person is 10304 Interstate 10 East, Suite 369, Houston, Texas 77029.

(2)

Includes 1,610,205 shares held by Mr. Chan’s spouse and 204,811 shares held by Mr. Chan’s son. Since Mr. Chan has voting power with respect to 54.30% of the Company’s outstanding common stock, he controls the outcome of the vote concerning the election of directors and the ratification of the appointment of the independent auditors.

(3)	Includes 197,500 shares underlying options, which are currently exercisable.

(4)	Includes 404 shares held by one of Dr. Chu’s daughters and 404 shares held by another of Dr. Chu’s daughters.

(5)	Consists of options to purchase 100,000 shares of common stock, which are currently exercisable.

(6)	Includes 297,500 shares of common stock underlying options, which are currently exercisable.

*	Indicates ownership of less than 1%.

CERTAIN INFORMATION REGARDING SSHA

After the Spinoff, the business, operations and financial condition of SSHA will be as described in the proxy statements and annual, quarterly and current reports filed by Dynacq with the SEC, except for its ownership in the DeAn Joint Venture, the Note and the other matters described in this information statement under the heading “Relationship between the Companies after the Spinoff”. The documents filed with the SEC by Dynacq contain important information regarding the domestic operations of the Company which will be transferred to and continued to be operated by SSHA. Reference is also made to the Form 10 Registration Statement of SSHA filed with the SEC, to which this Information Statement is an exhibit, for complete information regarding SSHA.

You may read and copy any document that Dynacq has filed at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov. In addition, Dynacq maintains a website at http://www.dynacq.com that includes links to its SEC filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports. These reports are available on our website without charge as soon as reasonably practicable after such reports are filed with or furnished to the SEC. Information contained on our website is not part of this report.

Following the Effective Date, information regarding SSHA will be available through the SEC or as soon as reasonably practicable after such reports are filed with or furnished to the SEC on the new SSHA website at htt://www.sshainc.com.

CERTAIN INFORMATION REGARDING DYNACQ

Business

The Company owns, and after the Spinoff will continue to own, a unique, non-exclusive hospital license to operate and own majority controlling interests in hospitals throughout China and a 70% equity interest in Shanghai DeAn Hospital, a joint venture formed under the laws of the People’s Republic of China. The central government of Beijing has granted to the Company a license to own and operate a majority controlling interest in hospitals throughout China. The Company believes that to date it is the only foreign entity which has been granted this license.

On May 16, 2005, the DeAn Joint Venture entered into a Land Use Right Agreement with the Jiading Land Bureau, under which it leased, for a term of 50 years, approximately 28.88 acres of government-owned land in Shanghai, China on which a hospital will be constructed to be owned and operated by the DeAn Joint Venture. Work on clearing and preparing the land for construction including constructing a peripheral wall, commenced in October 2005. The DeAn Joint Venture is currently negotiating a contract for the construction and financing of the hospital.

In accordance with the Land Use Right Agreement, if the hospital is not completed on or before November 16, 2008, the Land Bureau may revoke the land use right without compensation to the DeAn Joint Venture and take over all construction and fixtures on the land. The DeAn Joint Venture is currently negotiating a construction contract for the completion of the centerpiece of the hospital, which will contain an outpatient surgery center, by November 16, 2008. The remainder of the hospital will be constructed when funding is completed. There can be no assurance that the construction of the outpatient surgery center will be completed by November 16, 2008, or that the completion of the center will satisfy the requirements of the Land Use Right Agreement for completion of the hospital. If those requirements are not satisfied, the DeAn Joint Venture may apply to the Land Bureau for an extension upon the expiration of the land use right, provided that the joint venture has extended its business license over 50 years. If the extension for the land use right is approved by the Land Bureau, the joint venture will need to enter into renewed land use right agreements and pay land premiums as required by the Land Bureau. If the joint venture does not apply for an extension of the land use right or the application is rejected, the land use right, as well as the buildings and other site equipment, would be taken back by the government without compensation.

Dynacq is currently negotiating the construction contract and interim financing with general contractors for the construction of the outpatient surgery center and believes it is likely that the outpatient section of the hospital will be constructed and operational before the construction completion date of November 16, 2008. If that deadline is not met, or if construction of the outpatient surgery center is not considered by the Land Bureau to satisfy the requirements of the Land Use Right Agreement, the matter would be subject to negotiation between the parties and, in the event that negotiation fails to result in a mutual agreement, to arbitration or litigation. Management has experienced a good working relationship with the Land Bureau, and believes that any dispute arising out of the failure to meet the construction deadline in the Land Use Right Agreement will be resolved without revocation of the land use right or appropriation of construction and fixtures on the land.

The Company was unable to make a contribution to the DeAn Joint Venture of approximately $2.33 million by June 2, 2006 and approximately $2.33 million by June 2, 2007, resulting in a technical default under the Joint Venture Agreement. That aggregate amount was paid by the Company to the DeAn Joint Venture on July 31, 2007. Dynacq has received no notice of default under the Joint Venture Agreement or demand for this payment, and the Chinese government has not yet made payments aggregating $3.3 million due by it under the Joint Venture Agreement. The remedies for failure to make a payment under the Joint Venture Agreement are that the venturer will lose its right to vote on joint venture matters and may need to provide additional capital in order for the joint venture to maintain its qualification to do business. The Company is negotiating with the Chinese government for the sale by the government of its interest in the DeAn Joint Venture to a third party. If we are not successful in persuading the Chinese government to sell its interest to a third party and if the Chinese government does not make the payments due by it under the Joint Venture Agreement, Dynacq will contribute $3.3 million to the DeAn Joint Venture and become a 95% owner of the China Project.

Management

After the Spinoff, Chiu Chan will remain as the chief executive officer, and Philip Chan will remain as the chief financial officer, of Dynacq. Chiu Chan, Philip Chan, Jim Gerace, Ping Chu, Earl Votaw and Stephen Huber will remain as directors of Dynacq.

Executive Compensation

Initially no portion of executive salaries and director compensation will be allocated from SSHA to Dynacq until the activities of Dynacq begin to require executives’ and directors’ active involvement. At that point, Dynacq will reimburse SSHA its pro rata share of compensation paid to the executive officers and directors based on actual time allocated. The reimbursable pro rata share of compensation from Dynacq to SSHA will be reviewed and adjusted quarterly.

Plan of Operations

Dynacq has had no operations and will not have any results of operations until the China Project has been constructed and is operational. Dynacq is unable to predict when the construction will be completed and operations will begin.

Capital Resources and Liquidity

Dynacq anticipates funding its operation and the construction of the China Project from payments of principal and interest received under the Note from SSHA, a construction loan for the China Project, and public and private debt or equity offerings. We anticipate that the Note payments will be sufficient to fund the day to day operations of Dynacq, which we expect to be minimal until the construction contract on the China Project is finalized. We are currently negotiating a construction contract to build the China Project in which the general contractor will also arrange a loan to finance that construction. Upon the completion of the construction, we intend to arrange a private placement of debt or equity securities with foreign investors familiar with construction and operation of a hospital in China in an amount sufficient to retire the construction loan and to fund working capital for operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We are providing the following summary financial information of Dynacq on a historical basis to highlight selected financial information for your benefit. We derived this information from the audited financial statements of Dynacq for each of the fiscal years shown below and the unaudited financial information as of and for the nine month period ended May 31, 2007 and May 31, 2006. For more complete historical financial information, please refer to the financial statements presented at the end of this information statement.

	Nine months ended		Year ended
	May 31, 2007	May 31, 2006	August 31, 2006	August 31, 2005	August 31, 2004	August 31, 2003	August 31, 2002
	(In thousands, except per common share amounts)
	(Unaudited)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Patient Service Revenues	$31,846	$25,844	$35,989	$41,618	$39,234	$76,030	$62,216
Costs and Expenses	29,905	27,917	39,956	44,598	44,866	40,405	36,461
Operating Income (Loss)	1,941	(2,073)	(3,967)	(2,980)	(5,632)	35,625	25,755
Other Income (expense), net	(164)	141	667	48	(15)	547	588
Minority Interest in Earnings	(51)	(5)	(130)	(10)	(222)	(3,307)	(2,202)
Income (Loss) from Continuing Operations	1,727	(1,627)	(3,119)	(2,937)	(4,521)	20,138	14,685
Income (Loss) from discontinued operations, net of income taxes	(1,199)	(3,041)	(3,248)	(2,200)	2,714	(321)	144
Net Income (Loss)	573	(4,668)	(5,936)	(5,137)	(1,608)	20,887	14,829
Basic income (loss) per share	0.04	(0.31)	(0.39)	(0.35)	(0.11)	1.40	1.01
Diluted income (loss) per share	0.04	(0.31)	(0.39)	(0.35)	(0.11)	1.34	0.96
Basic average common shares outstanding	15,741	14,892	15,088	14,852	14,850	14,850	14,686
Diluted average common shares outstanding	15,741	14,892	15,088	14,852	14,850	15,564	15,490
CONSOLIDATED BALANCE SHEET DATA
Cash and Cash Equivalents	5,665	2,083	3,382	3,338	5,538	1,884	7,584
Working capital	3,030	215	2,905	7,210	14,566	11,831	20,846
Total assets	74,321	70,060	71,273	72,458	83,142	88,137	53,926
Current liabilities	17,948	14,688	16,397	12,231	17,664	20,030	4,359
Non-Current Liabilities	867	0	0	853	1,600	751	1,551
Minority Interests	543	664	657	658	667	2,569	1,524
Stockholders’ equity	54,962	54,709	54,219	58,718	63,211	64,787	46,493

PRO FORMA SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR SSHA

We have presented pro forma financial information for each of the fiscal years shown below and as of and for the nine month period ended May 31, 2007 to give you a better picture of what our financial statements might have looked like if SSHA was operated independently during this period. Because SSHA did not actually operate as an independent company during the periods depicted, SSHA may have recorded different results had it been operated separately. You should not rely on the pro forma financial information as being indicative of results we would have had or future results after the Spinoff. For selected historical financial information of SSHA for the five years ended August 31, 2006 and nine months ended May 31, 2007 and May 31, 2006, see “Selected Historical Consolidated Financial Data”.

	Nine months ended		Year ended
	May 31, 2007	May 31, 2006	August 31, 2006	August 31, 2005	August 31, 2004	August 31, 2003	August 31, 2002
	(In thousands, except per common share amounts)
	(Unaudited)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Patient Service Revenues	$31,846	$25,844	$35,989	$41,618	$39,234	$76,030	$62,216
Costs and Expenses	29,401	27,840	39,860	44,537	44,866	40,405	36,461
Operating Income (Loss)	2,445	(1,996)	(3,871)	(2,919)	(5,632)	35,625	25,755
Other Income (expense), net	(177)	132	655	48	(15)	547	588
Minority Interest in Earnings	(51)	(5)	(130)	(10)	(222)	(3,307)	(2,202)
Income (Loss) from Continuing Operations	2,217	(1,558)	(3,035)	(2,875)	(4,521)	20,138	14,685
Income (Loss) from discontinued operations, net of income taxes	(1,199)	(3,041)	(3,248)	(2,200)	2,714	(321)	144
Net Income (Loss)	1,063	(4,599)	(5,852)	(5,075)	(1,608)	20,887	14,829
Basic income (loss) per share	0.07	(0.31)	(0.39)	(0.34)	(0.11)	1.40	1.01
Diluted income (loss) per share	0.07	(0.31)	(0.39)	(0.34)	(0.11)	1.34	0.96
Basic average common shares outstanding	15,741	14,892	15,088	14,852	14,850	14,850	14,686
Diluted average common shares outstanding	15,741	14,892	15,088	14,852	14,850	15,564	15,490
PRO FORMA CONSOLIDATED BALANCE SHEET DATA
Cash and Cash Equivalents	5,395	1,445	2,792	2,397	5,514	592	6,907
Working capital (deficit)	(3,010)	(431)	2,308	6,270	14,543	8,223	18,618
Total assets	70,305	65,748	66,937	68,085	83,118	86,845	52,502
Current liabilities	23,707	14,684	16,393	12,229	17,664	20,030	5,910
Non-Current Liabilities	5,272	10,168	10,168	10,995	15,993	13,875	13,124
Minority Interests	419	539	532	534	667	2,569	1,524
Stockholders’ equity	40,907	40,357	39,844	44,327	48,795	50,371	32,692

PRO FORMA SELECTED FINANCIAL INFORMATION FOR DYNACQ

	Nine months ended		Year ended
	May 31, 2007	May 31, 2006	August 31, 2006	August 31, 2005	August 31, 2004	August 31, 2003	August 31, 2002
	(In thousands, except per common share amounts)
	(Unaudited)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Patient Service Revenues	$—	$—	$—	$—	$—	$—	$—
Costs and Expenses	503	77	97	63	—	—	—
Operating Loss	(503)	(77)	(97)	(63)	—	—	—
Other Income, net	13	8	13	1	—	—	—
Minority Interest in loss	—	—	—	—	—	—	—
Net loss	(490)	(69)	(84)	(62)	—	—	—
Basic and diluted loss per share	(0.03)	(—)	(0.01)	(—)	—	—	—
Basic and diluted average common shares outstanding	15,741	15,741	15,741	15,741	15,741	15,741	15,741
PRO FORMA CONSOLIDATED BALANCE SHEET DATA
Cash and Cash Equivalents	269	638	590	941	23	1,292	677
Working capital	6,040	646	597	941	23	1,292	677
Total assets	14,183	14,480	14,503	14,516	14,416	14,416	13,801
Current liabilities	4	4	4	—	—	—	—
Non-Current Liabilities	—	—	—	—	—	—	—
Minority Interests	124	124	124	124	—	—	—
Stockholders’ equity	14,055	14,352	14,375	14,392	14,416	14,416	13,801

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Balance Sheets

	August 31, 2005	August 31, 2006	May 31, 2007
	(In thousands)
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,397	$2,792	$5,395
Restricted cash	—	809	340
Current portion of accounts receivable, net of contractual allowances of approximately $57,128, $66,089 and $66,600 at August 31, 2005, August 31, 2006 and May 31, 2007, respectively	9,711	11,109	10,550
Accounts receivable - other	673	14	267
Inventories	2,049	1,752	2,121
Prepaid expenses	789	494	293
Deferred tax assets	223	—	—
Income taxes receivable	2,657	1,731	1,731

Total current assets	18,499	18,701	20,697
Assets held for sale	14,899	13,253	13,069
Property and equipment, net	20,233	17,824	16,573
Long-term portion of accounts receivable, net of contractual allowances of approximately $83,326, $100,539 and $124,090 at August 31, 2005, August 31, 2006 and May 31, 2007, respectively	14,163	16,899	19,656
Goodwill	—	—	—
Other assets	291	260	310

Total assets	$68,085	$66,937	$70,305

Continued.

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Balance Sheets (continued)

	August 31, 2005	August 31, 2006	May 31, 2007
	(In thousands, except par value of shares)
			(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,833	$5,242	$4,412
Accrued liabilities	3,490	4,610	5,840
Notes payable	4,517	6,339	7,597
Spinoff payable to Dynacq Healthcare, Inc., current portion	—	—	5,763
Liabilities related to discontinued operations	278	130	13
Current portion of capital lease obligations	—	—	10
Current taxes payable	111	72	72

Total current liabilities	12,229	16,393	23,707
Non-current liabilities:
Deferred tax liabilities	852	—	—
Long-term portion of notes payable	—	—	847
Spinoff payable to Dynacq Healthcare, Inc., net of current portion	10,143	10,168	4,405
Long-term portion of capital lease obligations	—	—	20

Total liabilities	23,224	26,561	28,979

Minority interests	534	532	419

Commitments and contingencies	—	—	—
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.001 par value; 100,000 shares authorized, 14,852, 15,741, and 15,741 shares issued at August 31, 2005, August 31, 2006 and May 31, 2007, respectively	15	16	16
Additional paid-in capital	11,689	13,057	13,057
Retained earnings	32,623	26,771	27,834

Total stockholders’ equity	44,327	39,844	40,907

Total liabilities and stockholders’ equity	$68,085	$66,937	$70,305

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Statements of Operations

	Year ended			Nine months ended
	August 31, 2004	August 31, 2005	August 31, 2006	May 31, 2006	May 31, 2007
	(In thousands, except per share amounts)
				(unaudited)
Net patient service revenues	$39,234	$41,618	$35,989	$25,844	$31,846

Costs and expenses:
Compensation and benefits	14,495	14,126	11,041	8,290	8,892
Medical services and supplies	6,586	8,332	7,220	4,799	6,432
Other operating expenses	19,845	19,441	19,075	12,787	12,446
Loss on disposal or impairment of assets	1,300	99	162	162	—
Depreciation and amortization	2,640	2,539	2,362	1,802	1,631

Total costs and expenses	44,866	44,537	39,860	27,840	29,401

Operating income (loss)	(5,632)	(2,919)	(3,871)	(1,996)	2,445

Other income (expense):
Rent and other income	250	359	1,059	416	147
Interest income	11	33	16	12	15
Interest expense	(276)	(344)	(420)	(296)	(339)

Total other income (expense), net	(15)	48	655	132	(177)

Income (loss) before income taxes, minority interests and extraordinary gain	(5,647)	(2,871)	(3,216)	(1,864)	2,268
Minority interest in earnings	(222)	(10)	(130)	(5)	(51)

Income (loss) before income taxes	(5,869)	(2,881)	(3,346)	(1,869)	2,217
Benefit for income taxes	1,348	6	311	311	—

Income (loss) from continuing operations	(4,521)	(2,875)	(3,035)	(1,558)	2,217
Income (loss) from discontinued operations, net of income taxes	2,714	(2,200)	(3,248)	(3,041)	(1,199)
Extraordinary gain, net of $102, $-0- and $-0- income tax expense for the periods ended August 31, 2004, August 31, 2006 and May 31, 2007, respectively	199	—	431	—	45

Net income (loss)	$(1,608)	$(5,075)	$(5,852)	$(4,599)	$1,063

Continued.

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Statements of Operations (continued)

	Year ended			Nine months ended
	August 31, 2004	August 31, 2005	August 31, 2006	May 31, 2006	May 31, 2007
	(In thousands, except per share amounts)
				(unaudited)
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.30)	$(0.19)	$(0.20)	$(0.11)	$0.14
Income (loss) from discontinued operations, net of income taxes	0.18	(0.15)	(0.22)	(0.20)	(0.08)
Extraordinary gain, net of income tax expense	0.01	—	0.03	—	—

Net income (loss)	$(0.11)	$(0.34)	$(0.39)	$(0.31)	$0.07	(1)

Basic and diluted average common shares outstanding	14,850	14,852	15,088	14,892	15,741

(1)	The total earnings per share does not foot due to rounding.

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Statements of Stockholders’ Equity for Years Ended August 31, 2004, August 31, 2005, August 31, 2006 and Nine Months Ended May 31, 2007

	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Deferred Compensation	Total
	Shares	Amount	Shares	Amount
	(In thousands)
Balance, August 31, 2003	16,294	$16	1,445	$(5,813)	$17,522	$53,721	$(659)	$64,787
Dividend distribution for spin-off						(14,416)		(14,416)
Stock issued on exercise of stock options	106	—	—	—	501	—	—	501
Income tax benefit from exercise of employee stock options	—	—	—	—	47	—	—	47
Treasury shares acquired	—	—	103	(1,611)	—	—	—	(1,611)
Amortization of deferred compensation	—	—	—	—	—	—	182	182
Charge for amending stock options issued to an employee	—	—	—	—	1,085	—	—	1,085
Credit to expense for non-vested options issued to non-employee	—	—	—	—	(172)	—	—	(172)
Net loss	—	—	—	—	—	(1,608)	—	(1,608)

Balance, August 31, 2004	16,400	$16	1,548	$(7,424)	$18,983	$37,697	$(477)	$48,795
Treasury shares cancelled	(1,548)	(1)	(1,548)	7,424	(7,423)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	477	477
Charge for accelerating vesting of stock options and extension of exercise date	—	—	—	—	138	—	—	138
Credit to expense for non-vested options issued to non-employee	—	—	—	—	(9)	—	—	(9)
Net loss	—	—	—	—	—	(5,075)	—	(5,075)

Balance, August 31, 2005	14,852	15	—	—	11,689	32,622	—	44,326
Restricted stock issued in private placement	889	1	—	—	1,368	—	—	1,369
Net loss	—	—	—	—	—	(5,852)	—	(5,852)

Balance, August 31, 2006	15,741	16	—	—	13,057	26,770	—	39,843
Net income	—	—	—	—	—	1,063	—	1,063

Balance, May 31, 2007 (unaudited)	15,741	$16	—	$—	$13,057	$27,833	$—	$40,906

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Statements of Cash Flows

	Year ended			Nine months ended
	August 31, 2004	August 31, 2005	August 31, 2006	May 31, 2006	May 31, 2007
	(In thousands)
				(unaudited)
Cash flows from operating activities
Net income (loss)	$(1,608)	$(5,075)	$(5,852)	$(4,599)	$1,063
Less income (loss) from discontinued operations, net of income taxes	2,714	(2,200)	(3,248)	(3,041)	(1,199)

Net income (loss) before discontinued operations	(4,322)	(2,875)	(2,604)	(1,558)	2,262
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Extraordinary gain, net of tax	(199)	—	(431)	—	(45)
Depreciation and amortization	2,640	2,539	2,362	1,802	1,631
Loss on disposal or impairment of assets	1,300	99	162	162	—
Gain on settlement of note payable	—	—	(226)	—	—
Charge for amending stock options	1,085	138	—	—	—
Expense (credit) related to stock options issued to non employees	(171)	(9)	—	—	—
Deferred stock compensation amortization	182	477	—	—	—
Deferred income taxes	392	323	(217)	(311)	—
Minority interests	222	10	130	5	51
Changes in operating assets and liabilities:
Restricted cash	2,000	—	(809)	(809)	469
Accounts receivable	6,526	3,250	(3,530)	(3,301)	(2,225)
Inventories	(476)	527	297	307	(436)
Prepaid expenses	125	(121)	295	415	201
Income taxes receivable	(1,046)	2,866	926	926	—
Other assets	(532)	161	31	20	(56)
Accounts payable	1,282	(909)	1,409	973	(830)
Accrued liabilities	(417)	(1,421)	1,577	595	2,630
Income taxes payable	(1,145)	(268)	(39)	(39)	—

Cash provided by (used in) continuing activities	7,446	4,787	(667)	(813)	3,652
Cash provided by (used in) discontinued activities	4,131	(4)	(2,021)	(1,654)	(825)

Net cash provided by (used in) operating activities	11,577	4,783	(2,688)	(2,467)	2,827

Continued.

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Statements of Cash Flows (continued)

	Year ended			Nine months ended
	August 31, 2004	August 31, 2005	August 31, 2006	May 31, 2006	May 31, 2007
	(In thousands)
				(unaudited)
Cash flows from investing activities
Purchase of property and equipment	(4,981)	(604)	(122)	(75)	(340)
Accrued liabilities related to purchase of property and equipment	(2,425)	—	—	—	—
Proceeds from sale of assets	—	5	10	10	—
Purchase of accounts receivable - other	—	(533)	—	—	(312)
Collections of purchased accounts receivable - other	—	571	—	—	59

Cash used in continuing activities	(7,406)	(561)	(112)	(65)	(593)
Cash provided by (used in) discontinued activities	2,078	(68)	137	—	(73)

Net cash provided by (used in) investing activities	(5,328)	(629)	25	(65)	(666)

Cash flows from financing activities
Proceeds from notes payable	6,475	5,713	2,492	1,035	812
Payments on notes payable	(6,968)	(7,786)	(550)	—	(107)
Proceeds from Dynacq	1,267		25	25
Payments to Dynacq		(4,249)
Proceeds from issuance of restricted stocks	—	—	1,369	630	—
Proceeds from exercise of stock options	501	—	—	—	—
Acquisition of treasury shares	(1,611)	—	—	—	—
Deposit on proposed sale of accounts receivable	3,360	—	—	—	—
Return of deposit on proposed sale of accounts receivable	(3,360)	—	—	—	—
Cash overdraft	622	(622)	—	—	—
Contributions from minority interest holders	555	200	—	—	—
Distributions to minority interest holders	(1,457)	(136)	—	—	—
Payments on capital lease	—	—	—	—	(3)
Purchase of minority interests	(570)	(252)	(130)	—	(143)

Cash provided by (used in ) continuing activities	(1,186)	(7,132)	3,206	1,690	559
Cash used in discontinued activities	(141)	(139)	(148)	(110)	(117)

Net cash provided by (used in) financing activities	(1,327)	(7,271)	3,058	1,580	442

Continued.

Surgery Specialty Hospitals of America, Inc.

Pro Forma Consolidated Statements of Cash Flows (continued)

	Year ended			Nine months ended
	August 31, 2004	August 31, 2005	August 31, 2006	May 31, 2006	May 31, 2007
	(In thousands)
				(unaudited)
Net increase (decrease) in cash and cash equivalents	4,922	(3,117)	395	(952)	2,603
Cash and cash equivalents at beginning of period	592	5,514	2,397	2,397	2,792

Cash and cash equivalents at end of period	$5,514	$2,397	$2,792	$1,445	$5,395

Supplemental cash flow disclosures
Cash paid during the period for:
Interest	$294	$311	$393	$265	$345

Income taxes	$2,058	$39	$—	$—	$—

Non cash investing activities
Cancellation of treasury stock:
Reduction in common stock	$—	$(2)	$—	$—	$—
Reduction in additional paid-in capital	—	(7,423)	—	—	—
Reduction in treasury stock	—	7,424	—	—	—
Reduction in accrued liability	—	—	—	—	(1,400)
Note payable	—	—	—	—	1,400
Equipment from capital lease	—	—	—	—	(34)
Capital lease obligation	—	—	—	—	34
Decrease in minority interest from acquisition	(351)	—	—	—	—
Increase in accrued liabilities due to minority interest acquisition	351	—	—	—	—
Land cost	—	(604)	—	—	—
Transfer of deposit to land	—	604	—	—	—

	$—	$—	$—	$—	$—

Dynacq Healthcare, Inc.

Pro Forma Consolidated Balance Sheets

	August 31, 2005	August 31, 2006	May 31, 2007
	(In thousands, except par value of shares)
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$941	$590	$269
Note receivable from Surgery Specialty Hospitals of America, Inc., current portion	—	—	5,763
Prepaid expenses	—	11	12

Total current assets	941	601	6,044
Property and equipment, net	3,432	3,734	3,734
Note receivable from Surgery Specialty Hospitals of America, Inc., net of current portion	10,143	10,168	4,405

Total assets	$14,516	$14,503	$14,183

Liabilities and stockholders’ equity
Current liabilities:
Accrued liabilities	$—	$4	$4

Total current liabilities	—	4	4

Total liabilities	—	4	4

Minority interests	124	124	124

Commitments and contingencies	—	—	—
Stockholders’ equity:
Common stock, $.001 par value; 100,000 shares authorized, 16 shares issued at August 31, 2005, August 31, 2006 and May 31, 2007	16	16	16
Additional paid-in capital	14,400	14,400	14,400
Accumulated other comprehensive income	38	105	275
Retained earnings	(62)	(146)	(636)

Total stockholders’ equity	14,392	14,375	14,055

Total liabilities and stockholders’ equity	$14,516	$14,503	$14,183

Dynacq Healthcare, Inc.

Pro Forma Consolidated Statements of Operations

	Year Ended			Nine months
	August 31, 2005		August 31, 2006	May 31, 2006		May 31, 2007
	(In thousands)
				(unaudited)
Net patient service revenue		$—	$—		$—	$—

General and administrative expenses		63	97		77	503

Operating loss		(63)	(97)		(77)	(503)

Other income:
Interest income		1	13		8	13

Total other income		1	13		8	13

Loss before income taxes and minority interests		(62)	(84)		(69)	(490)
Minority interest in loss		—	—		—	—

Loss before income taxes		(62)	(84)		(69)	(490)
Benefit for income taxes		—	—		—	—

Net loss		$(62)	$(84)		$(69)	$(490)

Basic and diluted loss per common share:
Loss from operations	$	(—)	$(0.01)	$	(—)	$(0.03)

Net loss	$	(—)	$(0.01)	$	(—)	$(0.03)

Basic and diluted average common shares outstanding		15,741	15,741		15,741	15,741

Dynacq Healthcare, Inc.

Pro Forma Consolidated Statements of Stockholders’ Equity for Years Ended August 31, 2004,

August 31, 2005, August 31, 2006 and Nine Months Ended May 31, 2007

	Common Stock		Additional Paid-In Capital	Other Comprehensive Income Foreign Currency Translation	Retained Earnings	Total
	Shares	Amount
	(In thousands)
Balance, August 31, 2003	16	$16	$14,400	$—	$—	$14,416

Balance, August 31, 2004	16	16	14,400	—	—	14,416
Foreign currency translation adjustment, net of taxes of $20	—	—	—	38	—	38
Net loss	—	—	—	—	(62)	(62)

Balance, August 31, 2005	16	16	14,400	38	(62)	14,392
Foreign currency translation adjustment, net of taxes of $-0-	—	—	—	67	—	67
Net loss	—	—	—		(84)	(84)

Balance, August 31, 2006	16	16	14,400	105	(146)	14,375
Foreign currency translation adjustment, net of taxes of $-0-	—	—	—	170	—	170
Net loss	—	—	—	—	(490)	(490)

Balance, May 31, 2007 (unaudited)	16	$16	$14,400	$275	$(636)	$14,055

Dynacq Healthcare, Inc.

Pro Forma Consolidated Statement of Cash Flows

	Year ended			Nine months ended
	August 31, 2004	August 31, 2005	August 31, 2006	May 31, 2006	May 31, 2007
	(In thousands)
				(unaudited)
Cash flows from operating activities
Net loss	$—	$(62)	$(84)	$(69)	$(490)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	—	3	—	153
Changes in operating assets and liabilities:	—	—		—	—
Prepaid expenses	—	—	(11)	(11)	(1)
Accrued liabilities	—	—	4	4	—

Net cash used in operating activities	—	(62)	(88)	(76)	(338)

Cash flows from investing activities
Purchase of property and equipment	—	(3,406)	(257)	(208)	(14)

Net cash used in investing activities	—	(3,406)	(257)	(208)	(14)

Cash flows from financing activities
Proceeds from SSHA	—	4,249	—	—	—
Payments to SSHA	(1,267)	—	(25)	(25)	—
Contributions from minority interest holders	—	124	—	—	—

Net cash provided by (used in) financing activities	(1,267)	4,373	(25)	(25)	—

Effect of exchange rate changes on cash	—	13	19	6	31

Net increase (decrease) in cash and cash equivalents	(1,267)	918	(351)	(303)	(321)
Cash and cash equivalents at beginning of period	1,290	23	941	941	590

Cash and cash equivalents at end of period	$23	$941	$590	$638	$269

Non cash investing activities
Land cost from foreign currency gains	—	(38)	(48)	(29)	(139)
Foreign currency gains	—	38	48	29	139

	$—	$—	$—	$—	$—